Exhibit 99.2

First BanCorp

2015 Annual Company-Run Stress Test Results

Severely Adverse Scenario

Dodd-Frank Act Stress Test (DFAST)

Required Disclosure

June 25, 2015

Forward-Looking Statements

This document contains “forward-looking statements” concerning First BanCorp’s (the “Corporation”) future economic performance. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation and FirstBank Puerto Rico (“FirstBank” or “the Bank”) will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “FED”); uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the FED to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States’ financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; the impact on the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices and cost of operations; and general competitive factors and industry consolidation; The impact on the Corporation’s business prospects associated and resulting from increases in the sales taxes and any subsequent tax reform legislation that may be enacted. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws. Please refer to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of such factors and certain risks and uncertainties to which the Corporation is subject.

1.	First BanCorp Overview

First BanCorp is a publicly traded financial holding corporation (FBP: NYSE) subject to regulation, supervision and examination by the Federal Reserve Board. The Corporation was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding corporation for FirstBank Puerto Rico. FirstBank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (“OCIF”, as its Spanish acronym), the Federal Deposit Insurance Corporation (“FDIC”), and the Consumer Financial Protection Bureau. Deposits are insured through the FDIC Deposit Insurance Fund.

The Corporation is a full service provider of financial services and products with operations in Puerto Rico, the State of Florida and the U.S. and British Virgin Islands. As of September 30, 2014, the Corporation had total assets of $12.6 billion, total deposits of $9.7 billion and total stockholders’ equity of $1.3 billion. The Corporation provides a wide range of financial services for retail, commercial and institutional clients. As of September 30, 2014, the Corporation controlled two wholly-owned subsidiaries: FirstBank and FirstBank Insurance Agency, Inc. FirstBank is a Puerto Rico-chartered commercial bank and FirstBank Insurance Agency is a Puerto Rico-chartered insurance agency.

Dodd-Frank Act Stress Testing

In compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act” or “DFA”), the Corporation conducted a stress test to evaluate its capital sufficiency to absorb potential losses resulting from stressful economic and financial market conditions. This stress testing exercise is intended to provide management, the Corporation’s Board of Directors, shareholders and supervisors with a forward looking analysis to gauge the potential effect of a hypothetical severely adverse scenario, encompassing variables such as changes in capital markets or real estate prices, or unanticipated deterioration of borrowers’ repayment capacity.

In the case of the Corporation, management believed it was critical to adapt the stress testing exercise to include regional macroeconomic variables when projecting losses under a severely adverse scenario. Moreover, the Corporation is complying with regulatory guidance by following the same directional path as national economic activity variables across the entire projection period. In doing so, the Corporation is adopting a macroeconomic scenario that is highly severe in nature, in some cases deviating significantly from Puerto Rico’s historical experience. For example, the Corporation is assuming unemployment rate in Puerto Rico reaches 18.8% under the severely adverse scenario, a level that has not been registered in Puerto Rico for almost 30 years (since 1986), while real GDP growth deteriorates to a quarterly reading of -7.2%. Also, the Corporation opted to apply mainland regional economic activity variables (such as GDP growth, unemployment rate, inflation rate, etc.) for Florida and USVI, when available. Remaining stress testing variables, ranging from asset prices to interest rates, were modeled based on supervisory guidance.

Adopted Stress Testing Framework

The stress test projections are based on exposures as of September 30, 2014 and extend over a nine-quarter planning horizon that begins on October 1, 2014 and ends on December 31, 2016 (“planning horizon” or “projection period”). As of September 30, 2014, the Corporation had an outstanding loan portfolio of $9.3 billion distributed among three geographic regions. The charts below illustrate the Corporation’s outstanding loan balance at the beginning of the projection period. As shown in the chart, “Other Consumer” includes personal and small loans, marine loans, lines of reserve and overdrafts, and home equity lines of credit (“HELOCs”).

Balances reported as US GAAP.

*	For purposes of stress testing exercise, “Other Consumer” includes personal and small loans, marine loans, lines of reserve and overdrafts, and HELOC.

The effect of the stress scenarios on the capital levels of the Corporation were estimated by forecasting the balance sheet, risk-weighted assets and net income over the projection period. These critical components were forecasted using the following targeted models: 1) credit risk models to project loan losses, 2) models to project the components of pre-provision net revenues (“PPNR”), 3) models to project balance sheets items and risk-weighted assets (“RWAs”), and 4) models to project capital ratios. Third party models were licensed and utilized for certain projections, as well as internal models. It is important to note that an external validation consultant assessed the conceptual soundness of the models including methodology, logic, and assumptions, as compared with industry leading and peer bank practices. The chart below provides an illustration of the overall stress testing framework.

Stress Test Results

The results that are detailed in this document show that the Corporation has sufficient capital to withstand a severely adverse scenario taking into consideration Basel III minimum requirements that become effective in January 2015. This capital adequacy assessment reflects the Corporation’s improved capital position and risk profile resulting from key strategic initiatives adopted by management since 2009 to strengthen the Corporation’s financial condition and solidify its franchise position in Puerto Rico and its other operating regions.

2.	Summary Results for the Severely Adverse Scenario

The following results reflect pro forma capital ratios for First BanCorp under the severely adverse scenario. Under these scenarios, capital ratios decline over the nine-quarter planning horizon as credit losses exceed PPNR generation.

Projected Stressed Capital Ratios through Q4 2016 in the Severely Adverse Scenario

	Actual	Stressed Pro-Forma Capital			Minimum Capital Ratios[1]
Capital Ratio	Q3 2014	Q4 2016	9-qtr Minimum	Minimum Quarter	Adequately Capitalized	Well Capitalized
Total Risk-Based Capital	18.57%	14.96%	14.96%	Q4 2016	8.0%	10.0%
Tier-1 Risk-Based Capital	17.30%	11.02%	11.02%	Q4 2016	6.0%	8.0%
Common Equity Tier-1[2]	14.39%	10.59%	10.59%	Q4 2016	4.5%	6.5%
Tier-1 Leverage	12.34%	8.47%	8.47%	Q4 2016	4.0%	5.0%

[1]	As defined by regulatory agencies and Basel III Minimum Capital Requirements.
[2]	Common Equity Tier-1 calculated under Basel III is a non-GAAP measure.

It is important to note that the reduction in capital ratios was partially due to the implementation of Basel III requirements. For example, Tier-1 Risk-Based Capital ratio decreases by approximately 629 bps (from 17.30% in Q3-2014 to 11.02% in Q4-2016) under the severely adverse scenario. Of this 629 bps reduction, 307 bps are related to the implementation of Basel III rules.

Projected Net Income Before Taxes and PPNR through Q4 2016 in the Severely Adverse Scenario

Severely Adverse Scenario - Pro Forma
Item (in $ thousands)	9-Quarter Cumulative
Net Income before Taxes	($361,446)
Provision for Loan Losses	$652,434

Pre-tax, Pre-Provision Net Revenue	$290,988

Projected Loan Losses by Type of Loan, Q4 2014 – Q4 2016 in the Severely Adverse Scenario

	Severely Adverse Scenario - Pro Forma
Loan Type	9-Quarter Cumulative Losses ($millions)	9-Quarter Cumulative Loss Rates (%)[1]
Residential Mortgage	$116.2	4.3%
Commercial and Industrial[2]	$151.8	6.9%
Commercial Mortgage	$80.3	4.9%
Construction	$20.1	16.9%
Consumer and Finance Leases[3]	$276.9	15.7%

Total	$645.3	7.7%

[1]	The portfolio loss rate is calculated by dividing the nine quarter cumulative losses by the average loan balances over the same period.
[2]	Commercial and Industrial loans include public sector loans.
[3]	Consumer and Finance leases include all consumer loans, credit cards, finance leases, and auto loans.

3.	Description of Types of Risks included in the Stress Test

From the Corporation’s perspective, risk can be defined as the potential that events, either expected or unexpected, may have an adverse impact on the Corporation’s earnings, capital, and/or enterprise value. Management identified certain key risks as core and fundamental to the ongoing operations of the Corporation. The stress test framework is one component of a comprehensive risk management strategy to measure, monitor, and control these risks. The Corporation’s core risk exposures include the following:

Credit Risk - Credit risk is defined as the Corporation’s exposure to borrowers’ or counterparties’ potential inability to perform on contractual obligations, including loans, transactions, investments, or other contractual arrangements or business activities. As described above, the adopted stress testing framework assesses the credit risk through the loan level modeling of probabilities of default and estimations of expected losses across all asset classes.

Market Risk - Market risk is defined as the Corporation’s exposure to adverse movements in market rates or prices, such as interest rates, foreign exchange rates, or equity prices, as well as the resulting variability of future cash flows and earnings. Interest rate risk arises from an adverse movement in interest rates.

Liquidity Risk - Liquidity risk is defined as the potential for the Corporation or its counterparties to fail to meet contractual obligations at the time they become due, as the result of an inability to liquidate assets or to obtain adequate funding in light of a significant market disruption. This may result in the risk that the Corporation will not have sufficient cash to meet the short term liquidity demands from deposit redemptions, withdrawals or the funding of loan commitments.

Operational Risk - Operational risk is the risk to earnings or capital from potential problems with the delivery of services or products. This risk is a function of internal controls, information systems, employee integrity and operating processes. It also includes risks associated with the Corporation’s preparedness for the occurrence of an unforeseen event.

Model Risk - Model risk measures the potential for adverse consequences based on incorrect or misused model outputs and reports. Model errors can contribute to incorrect valuations and lead to operational errors, inappropriate business decisions or incorrect financial entries. Model risk can be reduced substantially through rigorous model identification and validation process.

Concentration Risk - Concentration risk arises from an uneven distribution of exposures to borrowers, geographical regions, asset classes or product types.

The following chart describes how each of these risks are addressed within the stress testing framework:

Risk Category	Exposure Level	Description of Stress Test Implementation

Credit	High

•       Loan level modeling was developed to account for credit losses for C&I, CRE, residential mortgage, auto, credit card, personal loans and other consumer portfolio.

•       In addition, top-down benchmark models were developed to serve as an additional challenge to the results of the main models.

Market	High

•       Effect of changing interest rate curves are incorporated in the PPNR modeling, as well as the re-investment yield calculation for the investment portfolio.

•       Effect of equity market prices, such as the Dow Jones Industrial Average Index and volatility index, were modeled under a severely adverse scenario.

Liquidity	High

•       Balance projections for deposits and loans were developed based on regression analysis of historical market data and macroeconomic scenario.

•       Stress modeling of the Corporation’s main funding sources was completed to assess liquidity risk (i.e. core and brokered deposits, FHLB advances, etc.)

Operational	Medium

•       OREO balances modeled through regression analysis to determine adequate level of expenses under a severely adverse scenario.

•       Although no particular extraordinary event was modeled in terms of operational risk (i.e. major fraud, cybersecurity breach and vendor management), given the Corporation’s historical loss experience, as well as current insurance policies in place to address these potential issues, this risk was determined by management to be of low significance.

Model	Medium	• Sensitivity analysis performed on all credit risk models to assess appropriate model risk capital buffer. • External consultant (KPMG) conducted comprehensive model validation exercise.

Concentration	Medium	• In terms of geographical concentration, regional economic variables are used for Puerto Rico, Virgin Islands, and Florida portfolios.

4.	Supervisory Severely Adverse Scenario

The 2015 DFAST exercise requires the use of national-level macroeconomic variables and the projections of those variables into the future under a distressed economic environment. Regulatory agencies provided a severely adverse scenario template, which the Corporation then used to forecast its balance sheet and income stament components under this economic scenario. Moreover, the Corporation developed market-based modeling assumptions specifically for DFAST balance sheet volume forecasts with the objective of designing a robust methodology to forecast loan and deposit volumes under a severely adverse economic scenario. Also, the Corporation developed these models for its three operating regions (Puerto Rico, Florida, and USVI) using regional economic activity variables, while following the same projected trend in variables shown in the national supervisory scenarios.

Description of Severely Adverse Scenario

The severely adverse scenario features a substantial weakening in economic activity, accompanied by large reductions in asset prices. In this scenario, the U.S. corporate sector experiences increases in financial distress that are even larger than would be expected in a severe recession, together with a widening in corporate bond spreads and a decline in equity prices. The scenario also includes a rise in oil prices (Brent crude) to approximately $110 per barrel.

The severely adverse scenario for the mainland is characterized by a deep and prolonged recession in which the unemployment rate increases by 4 percentage points from its level in the third quarter of 2014, peaking at 10 percent in the middle of 2016. In terms of both the peak level reached by the unemployment rate and its total increase, this shock is of a similar magnitude to those experienced in severe U.S. contractions during the past half-century. By the end of 2015, the level of real GDP is a little more than 4 1⁄2 percent lower than its level in the third quarter of 2014; it begins to recover thereafter. Despite this decline in real activity, higher oil prices cause the annualized rate of change in the CPI to reach 4 1⁄4 percent in the near term, before subsequently falling back.

Overview of Puerto Rico’s Economy: Trends and Recent Performance

Puerto Rico is currently experiencing a challenging economic scenario, entering its ninth year of economic stagnation since 2006, later exacerbated by the U.S. financial crisis. After years of economic stagnation, signs of stabilization began to emerge in 2012, marking the first period of slight economic growth since the beginning of the recession when economic growth reached 0.5%. Despite this temporary increase in economic activity, 2013 was marked by a slight contraction of 0.2%. Expectation is for economic conditions to remain slightly negative to flat over the course of the next several years. In April 2014, the Puerto Rico Planning Board revised its economic growth projections for fiscal years 2014 and 2015 to 0.1% and 0.2%, respectively. Regional macroeconomic variables for Puerto Rico were based on these projections, given the stress testing cut-off date of September 2014.

Source: Estimate for Puerto Rico: PR Planning Board (April 2014)

Estimate	for US : IHS-Global Insight (September 2014)

Regional Severely Adverse Scenario

Regional macroeconomic variable forecasts for Puerto Rico, Florida and USVI were indexed to national variable forecasts as required by supervisory guidelines. As such, variables projected path assumes same directionality as the national variables, with the directional trend being adjusted by the ratio of historical volatility between each of the regional and national variables. The chart below outlines all DFAST supervisory variables. Regional figures were used for the macroeconomic variables highlighted in bold.

National	BBB Corporate Yield
Real GDP Growth	10-Year Treasury to BBB Corporate Bond Yield Spread
Nominal GDP Growth	Mortgage Rate
Real Disposable Income Growth	Prime Rate
Nominal Disposable Income Growth	Dow Jones Total Stock Market Index
Unemployment Rate	Dow Jones Total Stock Market Index Growth
CPI Inflation Rate	House Price Index
3-Month Treasury Rate	House Price Index Growth
5-Year Treasury Yield	Commercial Real Estate Price Index
10-Year Treasury Yield	Commercial Real Estate Price Index Growth
3-Month to 10-Year Treasury Yield Spread	Market Volatility Index (VIX)

Forecasts were developed for main economic indicators across all operating regions. Given that each credit risk model used varied by asset class, different economic activity variables were used for each model. The chart below outlines the three most important variables that went into the models, with unemployment rate being the most important risk driver (higher weight):

	Real GDP Growth*			Unemployment Rate			Inflation Rate
Period	Puerto Rico	Florida	USVI	Puerto Rico	Florida	USVI	Puerto Rico	Florida	USVI
9Q Avg.	-3.22%	-1.13%	-3.22%	17.69%	10.59%	18.27%	0.96%	1.94%	0.96%

*	GNP was used instead of GDP for Puerto Rico, as GNP has historically been a more representative proxy of Puerto Rico’s economic output.

Real GDP Growth:

Average economic growth projection in the severely adverse scenario for Puerto Rico is -3.2%, reaching its lowest point during Q1 2015 at which the economy shrinks by 7.1%. This level markedly exceeds the most severe period registered in Puerto Rico in recent history. This scenario contrasts with the supervisory guidelines where the mainland economy is expected to shrink by an average of 1.1% throughout the projection period. US National real GDP growth projection was used for Florida and Puerto Rico real GDP growth projection was used for USVI.

Unemployment rate (seasonally adjusted):

Average unemployment rate in the severely adverse scenario for Puerto Rico is 17.7%, reaching its highest point during Q2 2016 at which the rate increases to 18.8%. This level markedly exceeds the highest unemployment rate recorded in a prolonged period of time. This scenario contrasts with the supervisory guidelines were the mainland unemployment rate is expected to average 9.2% during the severely adverse scenario, reaching a high point of 10.1%. As shown in the following chart, the Corporation is assuming a severely adverse scenario where unemployment rate abruptly increases from 14.0% to 18.8%, an event which has not been experienced for more than 20 years (since 1986).

Average unemployment rate for the Florida region is 10.6%, reaching its highest point during Q2 2016 at which the rate increases to 11.8%. Average unemployment rate for the USVI region is 18.3%, reaching its highest point during Q2 2016 at which the rate increases to 19.7%.

5.	Summary Description of the Methodologies used in the Stress Test

The Corporation followed a two-pronged methodology to calculate pre-tax net income under the severely adverse scenario. First, credit risk models were used to project expected losses across a 9-quarter period. Loss projections were then applied to PPNR model in order to produce pre-tax net income (including the provision for loan and lease losses, “PLLL”). The main underlying assumptions that went through the projected loss modeling process (PLLL) included:

1.	Credit risk modeling was conducted under a static portfolio assumption (as of September 30, 2014) that includes no additional new business; credit impact on projected new loan originations and changes in volume were adjusted during the PPNR modeling phase.

2.	Expected losses were calculated quarterly for the subsequent nine (9) quarters beginning Q4 2014. Expected losses are distributed among each loan portfolio and are net of accumulated chargeoffs.

3.	Allowance for loan losses (“ALLL”) at the end of the projection period was computed using net charge-offs projections from Q4 2016 through Q4 2017.

After net charge-off rates were calculated, the PPNR model was used to project the PLLL and other income statement items following these modeling methodologies:

1.	Interest rate scenarios used were based on supervisory guidelines.

2.	New business originations and end of period balance for loans and deposits were projected using a market-based new business volume model. The model was built by performing a regression analysis of the historical behavior of loan and deposit balances of the Corporation’s main operating markets and key macroeconomic variables. Through a mix of quantitative analytics and qualitative adjustments based on current and projected market share, the Corporation developed scenario growth assumptions for assets (loans and securities) and liabilities (deposits). These growth assumptions consider the different volatilities and characteristics of the Corporation’s major geographical market areas.

3.	Prepayments speeds were forecasted using an external Implied Prepayments model for MBS and mortgage loans.

4.	Continued reduction in brokered deposits (65% renewal for Severely Adverse scenario).

5.	Non-performing loans (NPLs) were projected based on a regression analysis of historical NPLs and Puerto Rico’s real GNP growth rate, applying the resulting determination factor to three projected economic scenarios. The resulting ratio was applied to the total projected loan volumes to get the accrual and non-accrual volumes for balance Sheet simulation.

6.	The appropriate level of ALLL at the end of each month is assumed to be at least the amount needed to cover projected losses over the next four quarters.

7.	The projection for non-interest income and expense accounts for Severely Adverse was based on: internal historical experience, historical relationship between Non-interest income and expense accounts and macroeconomic variables, and, relevant ratio of corresponding non-interest income and non-interest expense accounts to a relevant balance sheet measure.

6.	Most Significant Causes for Changes in Regulatory Capital Ratios

Changes in the capital ratios derive from both the changes in the numerator (namely, Tier-1 capital, Tier-1 common equity capital, and total risk-based capital) and the changes in the denominator (namely, the Risk Weighted Assets “RWA” and total assets).

The stress test exercise resulted in a reduction in available capital under the severely adverse scenario, which overall reduces the projected capital ratios. Concurrently, a moderate decrease in the RWA and total assets was reflected as a result of reduced loan origination activity and increased net charge offs due to deteriorating macroeconomic conditions, which partially offsets the reduction in available capital. The following table illustrates the main components affecting the Corporation’s capital ratios:

	Actual	Changes in Capital Ratios				Projected
Capital Ratio	Q3 2014	Basel III Impact	PPNR	PLLL	Other[1]	Q4 2016
Total Risk-Based Capital	18.57%	(0.73%)	3.25%	(7.29%)	1.16%	14.96%
Tier-1 Risk-Based Capital	17.30%	(3.07%)	3.25%	(7.29%)	0.83%	11.02%
Common Equity Tier-1	14.39%	(0.54%)	3.25%	(7.29%)	0.78%	10.59%
Tier-1 Leverage	12.34%	(1.84%)	2.32%	(5.20%)	0.85%	8.47%

[1]	Increase is mainly due to the effect of the overall reduction in assets as a result of reduced loan volume originations throughout the projection period.

Key drivers for the changes in the capital position under the severely adverse scenario can be mainly attributed to changes arising from the implementation of Basel III capital rules, PPNR, and impact on PLLL. Basel III capital rules resulted in an increase in RWA’s that negatively affected the Corporation’s capital ratios.

In addition, Basel III requires that certain non-qualifying capital instruments, including cumulative preferred stock and trust preferred securities (“TRUPs”), be excluded from Tier-1 capital. In general, banking organizations such as the Corporation, must begin to phase out TRUPs from Tier-1 capital by January 1, 2015, with complete elimination by 2016. The Corporation included 25% of the $225 million outstanding qualifying TRUPs as Tier-1 capital in 2015. However, the Corporation’s TRUPs may continue to be included in Tier-2 capital until the instruments are redeemed or reach their maturity date. The impact of the exclusion of TRUPs is particularly significant on the Tier-1 Risk-Based Capital ratio calculation.